Consent of Independent Registered Public Accounting Firm

The Board of Trustees of

Carlyle Tactical Private Credit Fund:

We consent to the use of our report, dated February 27, 2020, with respect to the consolidated financial statements and consolidated financial highlights of Carlyle Tactical Private Credit Fund, formerly OFI Carlyle Private Credit Fund (the “Fund”), incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” and “Senior Securities” in the Prospectuses, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information.

/s/ KPMG LLP

Denver, Colorado

April 29, 2020